EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of Healthaxis Inc. for the registration of 2,277,777 shares of its common stock and to the incorporation by reference therein of our report dated March 24, 2004, with respect to the December 31, 2003 consolidated statement of operations, consolidated statement of changes in stockholders’ equity, and consolidated statement of cash flows of Healthaxis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
September 11, 2006